Exhibit 16(1)(a)

PRINCIPAL UNDERWRITING AGREEMENT

THIS UNDERWRITING AGREEMENT (“Agreement”) is effective as of the 17th day of

November, 2006, by and between ING Life Insurance and Annuity Company (“ILIAC”), on its own behalf and on behalf of its nonunitized separate accounts for modified guaranteed annuity contracts (“MGA

Accounts”), and on behalf of Variable Annuity Accounts B, C, F, G and I, Separate Account D, and Variable

Life Accounts B and C (separate accounts of ILIAC (Variable Annuity Accounts B, C, F, G and I, Separate

Account D and Variable Life Accounts B and C hereinafter collectively referred to as the “Accounts”)), and

ING Financial Advisers, LLC (the “Underwriter”).

WHEREAS, the Accounts were established under Connecticut law as separate accounts of ILIAC pursuant to authority granted by resolutions of ILIAC’s Board of Directors dated October 18, 1976, as amended June 17, 1992 and January 1, 1997 and as further amended on November 15, 1993 (as regards

Variable Annuity Accounts B, C, G and Separate Account D), and June 18, 1986 (as regards Variable Life

Account B), May 31, 1994 as regards the establishment of Variable Annuity Account I (formerly Variable

Annuity Account I of ING Insurance Company of America), August 31, 1999 (as regards Variable Life

Account C), and September 24, 2004 (as regards Separate Account D);

WHEREAS, the Accounts will maintain the net proceeds of and reserves for certain variable annuity contracts issued by ILIAC, and ILIAC’s MGA Accounts will receive the purchase payments under certain modified guaranteed annuity contracts issued by ILIAC (collectively the “Contracts);

WHEREAS, ILIAC has registered the Accounts as unit investment trusts under the Investment

Company Act of 1940 and has registered or will register the Contracts for sale under the Securities Act of

1933 (where such registration is required by law); and

WHEREAS, ILIAC, the Accounts, and the MGA Accounts desire to have the Contracts sold through the Underwriter, and the Underwriter is willing to provide for the sale of the Contracts under the terms stated herein.

NOW THEREFORE, in consideration of their mutual promises the parties hereto agree as follows:

1.	Principal Underwriter

ILIAC appoints the Underwriter as, and the Underwriter agrees to serve as, principal underwriter of the Contracts during the term of this Agreement. The Underwriter agrees to use its best efforts to provide for the solicitation of applications for the Contracts, and to undertake at its own expense to provide all sales services relative to the Contracts and to perform otherwise all duties and functions that are necessary and proper for the distribution of the Contracts.

2.	Sales Agreements

The Underwriter is hereby authorized to enter into written sales agreements with other broker-dealers for the sale of the Contracts on terms and conditions not inconsistent with and subject to this Agreement.

3.	Registration and Responsibility of Underwriter

The Underwriter represents that it is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD") and shall be registered if necessary or otherwise appropriately qualified under the securities laws of any state or other jurisdiction. The Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in compliance with the NASD Rules of Fair Practice and federal and state securities laws and regulations. In this connection, the Underwriter agrees that it shall be responsible for ensuring that any organization with which it enters into a sales agreement for the sale of the Contracts, and such organization's agents or representatives, are duly and appropriately licensed, registered, appointed and otherwise qualified to offer and sell the Contracts under the federal securities laws and any applicable securities and insurance laws of each state or other jurisdiction in which the Contracts may be lawfully sold and in which ILIAC is licensed to sell the Contracts.

4.	Control and Responsibility

ILIAC shall have ultimate control and responsibility of the functions that it has delegated. ILIAC shall own and have custody of its general corporate accounts and records.

5.	Administrative Services, Books, Records and Reports

The Underwriter shall cause to be maintained and preserved for the periods prescribed such accounts, books and other documents as are required of it by the Investment Company Act of 1940 and any other applicable laws and regulations. The books, accounts and records of ILIAC, the Accounts and the Underwriter as to all transactions effected in accordance with this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of such transactions, including the sale of Contracts and payment of commissions and service fees by ILIAC. The Underwriter shall furnish

ILIAC with such reports as it may reasonably request for the purpose of meeting its reporting and record keeping requirements in accordance with applicable laws and regulations.

6.	Fiduciary Capacity

Underwriter agrees that any purchase payments it receives for the Contracts will be held in a fiduciary capacity and agrees to transfer any such amount to ILIAC within three business days.

7.	Compensation to Underwriter

ILIAC will pay the Underwriter for services rendered hereunder as billed by the Underwriter and agreed to by ILIAC. Underwriter agrees that reimbursement shall be limited to actual expenses.

8.	Non Exclusivity

The services of the Underwriter to the Accounts hereunder are not to be deemed exclusive and the Underwriter shall be free to render similar services to others as long as its services provided hereunder are not impaired or interfered with thereby.

9.	Non Assignability

This Agreement shall be nonassignable by the parties hereto.

10.	Amendment

This Agreement shall be amended only by written agreement of the parties hereto.

11.	Term

This Agreement shall be effective on the seventeenth day of November, 2006, and shall end on the sixteenth day of November, 2009; provided however, that this Agreement shall be automatically renewed on the seventeenth day of November of each calendar year thereafter for a twelve-month period under the same terms and conditions, subject to the provisions for termination set forth herein.

12.	Termination

(a) This Agreement may be terminated by either party hereto for any reason upon 60 days’ written notice to the other party.

(b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

(c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

(d) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payment of contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by ILIAC prior to termination.

13.	Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

14.	Severabilitv

If any provision of this Agreement shall be held or made invalid by a court, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed as of the day and year first above written.

ING LIFE INSURANCE AND ANNUITY COMPANY

By: _____ /s/ Brian D. Comer____________________

Title: _________President________________________

Date: _________November 13, 2006________________

ING LIFE INSURANCE AND ANNUITY COMPANY,
ON BEHALF OF ITS VARIABLE ANNUITY
ACCOUNTS B, C, F, G and I, SEPARATE ACCOUNT D and
VARIABLE LIFE ACCOUNTS B AND C

By: ______/s/ Brian D. Comer_____________________

Title: _____President_____________________________

Date: _____November 13, 2006____________________

ING FINANCIAL ADVISERS, L.L.C.

By: ____/s/ Richard R. Barhorst___________________

Title: _____President_____________________________

Date: _____November 13, 2006____________________